Exhibit 99.1

Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995	N E W S

Cimarex Energy to Present at Howard Weil Energy Conference and Announces Entering into Mid-Continent Collars for 2009

DENVER, March 24, 2009 - Cimarex Energy Co. (NYSE: XEC) announced today that it will present at the Howard Weil 37th Annual Energy Conference in New Orleans at 1:15 pm central time on Wednesday, March 25, 2009. A copy of the presentation will be available on the Company's website at www.cimarex.com.

Cimarex has entered into Mid-Continent natural gas collar contracts for April through December 2009 covering on average approximately 148,000 MMBtu per day over that period.  The Mid-Continent collars have a floor of $3.00 per MMBtu and a ceiling of $5.00 per MMBtu.   The March 2009 Mid-Continent index price was $2.56 per MMBtu.

The volume covered by the collars represents approximately 35% of expected full-year 2009 gas production, or nearly 50% of the projected April through December 2009 volumes. The company paid a net premium of $6.6 million, or $0.16 per MMBtu. The trades were made with multiple counterparties, all banks that are part of Cimarex's bank credit agreement.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com